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                            VASTAR RESOURCES, INC.
                                  EXHIBIT 12
               STATEMENT SETTING FORTH DETAIL OF COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                         For the three
                                          months ended
                                            March 31,
                                         -------------
(Millions of dollars,                    1998    1997
except ratio amounts)                    -----  ------

Income from continuing operations
before income taxes, minority
interest and cumulative effect of
change in accounting principle(1)....... $32.6   $67.2
Fixed Charges:
Interest expense charged to income,
and portion of rentals
representative of interest(2)...........  12.6    13.0
Capitalized Interest.................... -----  ------
Total fixed charges.....................  12.6    13.0
                                         -----  ------
Earnings (1) + (2)                       $45.2   $80.2
                                         =====  ======
Ratio of earnings to fixed charges         3.6     6.2
                                         =====  ======



The Company has no issuances of preferred stock.